Exhibit 3.5

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF DESIGNATION, PREFERENCES AND RELATIVE,
PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS, AND
QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS OF
SERIES A PREFERRED STOCK OF
NATIONSRENT COMPANIES, INC.

           NationsRent Companies Inc., a Delaware corporation (hereinafter called the "Corporation"), hereby certifies to the Secretary of State of Delaware that:

           FIRST: The Certificate of Designation, Preferences and Relative, Participating, Optional and Other Special Rights, and Qualifications, Limitations and Restrictions of Series A Preferred Stock, filed with the Delaware Secretary of State on June 12, 2003 (the “Certificate of Designations”), is hereby amended as follows:

1.	Delete the following definitions from Section 1 in their entirety: "Deposit Date", "Redemption Completion Date", "Redemption Date", "Redemption Notice" and "Redemption Price".

2.	Delete the definition "Dividend Periods" from Section 1 in its entirety and insert in lieu thereof the following:

““Dividend Periods” shall mean semi-annual dividend periods commencing on January 1 and July 1 of each year and ending on and including June 30 and December 31 of such year, respectively (other than the initial Dividend Period, which shall commence on the Original Issue Date and end on and include June 30, 2003).”

3.	Delete Section 5(e) and the paragraph immediately following such section in their entirety.

4.	Delete Section 6(a) in its entirety and insert in lieu thereof the following:

"(a) Except as set forth in Section 6(b) hereof, and to the extent required by applicable law, the holders of Preferred Stock shall have no voting rights."

5.	Delete Section 7 in its entirety and insert in lieu thereof the following:

[Intentionally omitted].

          SECOND: The amendment of the Certificate of Designations as herein set forth, has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by the undersigned duly authorized officer of the Corporation and shall be effective as of the 19th day of December 2003.

NATIONSRENT COMPANIES, INC. By:______________________________________ Name: Thomas J. Putman Title: President